Exhibit 99.1

KIMBERLY-CLARK BOARD ADOPTS MAJORITY VOTING FOR DIRECTOR ELECTIONS; PROPOSES ANNUAL ELECTION OF DIRECTORS

DALLAS, Sept. 14, 2006 – Kimberly-Clark Corporation (NYSE: KMB) announced today that its Board of Directors has amended the company’s by-laws to implement a majority voting standard for the election of directors. The board also voted to submit a proposal to shareholders that would eliminate the company’s classified board structure.

“Today’s actions provide shareholders with a stronger voice in the election of their directors,” said Thomas J. Falk, Kimberly-Clark Chairman and Chief Executive Officer. “These changes underscore the board’s commitment to sound corporate governance principles and are in keeping with recent best practices.”

Under the new majority vote standard, which becomes effective immediately and will be used at K-C’s Annual Meeting of Stockholders on April 26, 2007, directors in uncontested elections will be elected by a majority of votes cast. In contested elections, directors will continue to be elected by plurality vote.

Shareholders will vote at the 2007 Annual Meeting on a proposal for annual election of directors. Currently, the board is divided into three classes with members of each class serving three-year terms. If the proposal is approved, beginning in April 2008, directors will be elected for one-year terms as their current terms expire.

About Kimberly-Clark

Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 134-year history of innovation, visit www.kimberly-clark.com.

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